Exhibit 10.3

OncoSec Medical Announces Hire of Chief Medical Officer

Former Merck Research Labs Executive Director/Member of Global Anti-PD-1 Development Team to Oversee OncoSec’s Clinical Development Studies

SAN DIEGO — December 12, 2013 — OncoSec Medical Inc. (OTCQB: ONCS), a company developing its advanced-stage ImmunoPulse DNA-based immunotherapy to treat solid tumors, announced today that Dr. Robert H. Pierce has joined the company as Chief Medical Officer.

A graduate of Yale College and the Brown University School of Medicine, Dr. Pierce is well regarded for his career-long research into mechanisms of immune tolerance as well as recent drug development experience, most notably being a key member of the global development team behind Merck’s FDA-designated “breakthrough” anti-PD-1 program (MK-3475). Dr. Robert H. Pierce joins OncoSec Medical from Merck Research Labs — Palo Alto (formerly DNAX Research Institute/Schering-Plough Biopharma) where he spent almost seven years leading a 20—person team, dedicated to developing disease-oriented and tissue-based translational medicine platforms. As Executive Director, Dr. Pierce was responsible for contributions to multiple successful IND applications, including critical biomarker development programs such as the anti-PD-L1 immunohistochemistry assay supporting Merck’s MK-3475 trials. In addition, Dr. Pierce was instrumental in designing two Phase 2 anti-PD-1 (MK-3475) oncology studies.  Prior to focusing on immunomodulatory receptor (IMR) programs, Dr. Pierce had served as a discovery project team leader for two novel drug candidates.

From 2001 to 2007, before leaving academics to join industry, Dr. Pierce held several leadership positions at the University of Rochester School of Medicine, including Director of the Autopsy Service at Strong Memorial Hospital. From practicing as a staff pathologist to developing the graduate curriculum in pathomechamism of disease, to acting as the principal investigator of a RO1-funded research lab, Dr. Pierce played an important role in the university’s clinical and academic research programs. He continues to act as an adjunct professor at the university to this day.

He is the co-author of over fifty peer-reviewed journal articles and book chapters, and has been a reviewer for numerous scientific journals as well as National Institute of Health grants.

Dr. Pierce received his post-doctoral training at the University of Washington, Seattle, WA, his graduate education and training at Brown University School of Medicine in Providence, RI, and received his undergraduate education at Yale University in New Haven, CT. As a Fulbright Award recipient, Dr. Pierce studied Philosophy at the Albert-Ludwigs-University in Freiburg, Germany.

Dr. Pierce comments, “We stand at a transformational moment in oncology. I’m convinced that intralesional therapy with IL12 drives systemic anti-tumor immune responses and has the potential to augment immunomodulatory therapies such as anti-PD-1.”

Punit Dhillon, President and CEO of OncoSec, said, “Robert’s expertise in immunotherapy and drug development will be invaluable to OncoSec as we advance our immunotherapy products through human trials, and he will help us move forward in our efforts to develop and innovate new therapies to target solid tumors. Also, his background represents a unique mix of medical and scientific expertise that is highly relevant to OncoSec’s proprietary DNA-based immunotherapy and delivery technology, and complementary to our existing management team and advisors.”

About OncoSec Medical Inc.

OncoSec Medical Inc. is a biopharmaceutical company developing its advanced-stage ImmunoPulse DNA-based immunotherapy and NeoPulse therapy to treat solid tumors. ImmunoPulse and NeoPulse therapies address an unmet medical need and represent a potential solution for less invasive and less expensive therapies that are able to minimize detrimental effects resulting from currently available cancer treatments such as surgery, systemic chemotherapy or immunotherapy, and other treatment alternatives.  OncoSec Medical’s core technology is based upon its proprietary use of an electroporation platform to enhance the delivery and uptake of a locally delivered DNA-based immunocytokine (ImmunoPulse) or chemotherapeutic agent (NeoPulse). Treatment of various solid cancers using these targeted anti-cancer agents has demonstrated selective destruction of cancerous cells while potentially sparing healthy normal tissues during early and late stage clinical trials. OncoSec’s clinical programs include three Phase II clinical trials for ImmunoPulse targeting lethal skin cancers. More information is available at http://www.oncosec.com/.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts may be considered such “forward-looking statements.” Forward-looking statements are based on management’s current preliminary expectations and are subject to risks and uncertainties, which may cause our results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from those predicted include our ability to raise additional funding, our ability to acquire, develop or commercialize new products, uncertainties inherent in pre-clinical studies and clinical trials, unexpected new data, safety and technical issues, competition, and market conditions. These and additional risks and uncertainties are more fully described in OncoSec Medical’s filings with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. OncoSec Medical disclaims any obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

CONTACTS:

Investor Relations:

Amy Chan

OncoSec Medical Inc.

855-662-6732

investors@oncosec.com